As filed with the Securities and Exchange Commission on June 25, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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Colombia Goldfields Ltd.

(Exact name of registrant as specified in its charter)

Delaware	76-0730088
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1400
(Primary Standard Industrial Classification Code Number)

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#208-8 King Street East, Toronto, Ontario, Canada M5C 1B5 (416) 361-9640 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Corporation Service Company

2711 Centerville Road, Suite 400,

Wilmington, Delaware 19808

(800) 927-9800

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

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Copy to:

Christopher J. Cummings, Esq.

Shearman & Sterling LLP

199 Bay Street, Commerce Court West, Suite 4405, P.O. Box 247, Toronto, Ontario, Canada M5L 1E8

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Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

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CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price	aggregate	Amount of
Title of securities to be registered	registered	per share(1)	offering price(1)	registration fee
Common Stock, par value $0.00001 per share	26,543,959	$0.73	$19,377,090.07	$761.52

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices of a share of common stock of Colombia Goldfields Ltd. on June 20, 2008, as reported on the OTC Bulletin Board.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 23, 2008

Prospectus

26,543,959 Shares

Colombia Goldfields Ltd.

Common Stock

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The selling securityholders may offer and sell up to 26,543,959 shares of our common stock. We will not receive any proceeds from the sale by the selling securityholders of the shares of common stock.

Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement contained in an accompanying prospectus supplement. We urge you to read carefully this prospectus and, if applicable, the accompanying prospectus supplement, before you make your investment decision.

Our shares of common stock trade on the Toronto Stock Exchange (the "TSX") under the symbol "GOL" and are quoted on the OTC Bulletin Board (the "OTCBB") administered by the Financial Industry Regulatory Authority, Inc. ("FINRA") under the symbol "CGDF". On June 20, 2008, the last sale price of our common stock as reported by the TSX and the OTCBB was Cdn$0.72 per share and US$0.72 per share, respectively.

Investing in our securities involves risks. See "Risk Factors" beginning on page 9 of this prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is                 , 2008.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not and the selling securityholders have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not and the selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, or any documents incorporated by reference therein, is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context requires otherwise or otherwise as expressly stated, the terms "we", "our", "us", "Colombia Goldfields" and the "Company" refer to Colombia Goldfields Ltd., a Delaware corporation, and its consolidated subsidiaries. The terms "we", "our", "us", "Colombia Goldfields" and the "Company" do not include or refer to the selling securityholders.

PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration or continuous offering process. Under this shelf registration process, selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus, and, in some cases, a prospectus supplement as discussed below.

PROSPECTUS SUPPLEMENT

This prospectus provides you with a general description of the securities offered by the selling securityholders. In some cases, selling securityholders will be required to provide a prospectus supplement containing specific information about the selling securityholders. The prospectus supplement may also add to, update or change information contained in this prospectus, and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information About Colombia Goldfields".

The prospectus supplement, if any, to be attached to the front of this prospectus may describe, as applicable: specific information about selling securityholders, the offering price, the price paid for the securities and other specific terms related to the offering of these securities.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC website or at the SEC office mentioned under the heading "Where You Can Find More Information about Colombia Goldfields".

WHERE YOU CAN FIND MORE INFORMATION ABOUT COLOMBIA GOLDFIELDS

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information, or obtain copies of the information by mail, at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, DC 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like Colombia Goldfields, who file electronically with the SEC. The address of the site is www.sec.gov.

We are "incorporating by reference" into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus. The following documents, which have been filed by us with the SEC, are incorporated by reference into this prospectus:

  Annual report on Form 10-KSB for the fiscal year ended December 31, 2007;

  Quarterly report on Form 10-Q for the quarterly period ended March 31, 2008;

  Current reports on Form 8-K filed with the SEC on February 4, 2008, February 13, 2008, February 25, 2008 (not including information furnished to the SEC under Item 7.01 of Form 8-K), March 3, 2008, April 1, 2008, April 18, 2008 (not including information furnished to the SEC under Item 7.01 of Form 8-K), May 5, 2008, May 9, 2008 (not including information furnished to the SEC under Item 7.01 of Form 8-K), May 13, 2008 (not including information furnished to the SEC under Item 7.01 of Form 8-K), May 16, 2008, June 3, 2008 (not including information furnished to the SEC under Item 7.01 of Form 8-K), June 4, 2008, June 16, 2008 and June 20, 2008; and

  The description of our common stock that is contained in our registration statement on Form 8-A filed on November 5, 2004.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Chief Financial Officer
Colombia Goldfields Ltd.
#208-8 King Street East
Toronto, Ontario, Canada M5C 1B5
Tel: (416) 361-9640

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in such filings.

Our Internet address is www.colombiagf.com. We make available free of charge, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports. The information on our website is not, however, a part of this prospectus.

FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this document may be deemed to be forward-looking statements. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are characterized by terminology such as "believe", "anticipate", "should", "intend", "plan", "will", "expects", "estimates", "projects", "positioned", "strategy", and similar expressions. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements, some of which are described below under the caption "Risk Factors", as well as other factors that our management has not yet identified. Any such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. These uncertainties and other factors, which we describe in more detail elsewhere in this prospectus and the documents incorporated by reference herein and may describe in any accompanying prospectus supplement, include, but are not limited to:

  our need to raise substantial funds in order to continue as a going concern;

  our limited operating history;

  the risk of loss of title to our properties and other interests;

  the risk of not completing our plan to relocate the town of Marmato;

  political and economic uncertainties characteristic of doing business in Colombia;

  the costs of compliance with government regulations and environmental laws;

  the competitiveness of the mineral exploration business;

  our vulnerability to fluctuations in commodity prices;

  the risk that we may be unable to bring our properties into commercial production;

  our dependence on key management;

  our dependence on a single exploration region;

  the high degree of physical and financial risk characteristic of mineral exploration and mining;

  the risks inherent in estimating mineral resources and future production;

  potential conflicts of interest of our directors and officers;

  the risk that Colombia may institute restrictions on the repatriation of earnings;

  our vulnerability to fluctuations in currency exchange rates;

  the potential difficulty of enforcing judgments of U.S. courts against our assets, directors or officers;

  the risk that we may fail to maintain an effective system of internal controls;

  the costs of compliance with the Sarbanes-Oxley Act of 2002, including its effect on our ability to attract and retain qualified personnel;

  uncertainties relating to the expected costs of our exploration program;

  the risk that we may not be able to complete the Mineros and Colombia Gold transactions;

  the possibility that our properties will ultimately prove not commercially viable;

  the impact of short selling on the volatility of our share price;

  our expectation not to pay dividends in the foreseeable future;

  the volatility of our share price; and

  the effect of "Penny Stock" rules on the level of trading activity in our stock.

We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY

We were incorporated in the state of Nevada on March 25, 2003 under the name Secure Automated Filing Enterprises Inc. and reincorporated in the state of Delaware on July 31, 2006. From the date of our incorporation until March 2005, we provided electronic filing services to companies that were required to electronically file reports with the Securities and Exchange Commission ("SEC"). After this time, we reorganized our operations and our current focus is on the acquisition and development of our interests in mining properties located in Western Colombia. Our principal office is located at #208-8 King Street East, Toronto, Ontario, Canada M5C 1B5. Our fiscal year end is December 31.

We are an exploration stage company engaged in the acquisition and exploration of mineral resource properties. Our head office is located in Toronto, Canada, and our exploration and administrative office is located in the city of Medellin in the Republic of Colombia. Our main activity is the exploration and development of the Marmato Mountain Gold District in Western Colombia. The Marmato Mountain Gold District is located 80 km south of Medellin. We are actively advancing two areas within the Marmato Mountain Gold District. These are Zona Alta of Marmato Mountain and the Caramanta Exploration Properties. The Caramanta Exploration Properties surround Marmato Mountain, and we are actively securing additional exploration concessions between the two in order to continue to consolidate the district. We are also endeavoring to acquire Zona Baja of Marmato Mountain through the planned acquisition of Mineros Nacionales S.A. and the adjacent Echandia property through the planned acquisition of Colombia Gold plc ("Colombia Gold") as described elsewhere in this prospectus.

Our objective is to define and consolidate a gold district in the Marmato Mountain Region of Western Colombia. Our main target in this region is Marmato Mountain, which is divided into two zones: Zona Alta (Upper Zone) and Zona Baja (Lower Zone). We currently own the exploration rights to Zona Alta, and we are working towards completing the acquisition of 100% of its legally registered property titles. On January 29, 2008, we were declared the successful bidders to acquire Zona Baja through a competitive bid process. Our ultimate goal is to combine Zona Alta and Zona Baja to create a bulk mineable ore body on Marmato Mountain and develop additional resources in the surrounding region.

Marmato Mountain Properties – Zona Alta (Upper Zone)

We acquired an interest in certain mining rights and options to acquire mining rights in the Zona Alta portion of Marmato Mountain located in Western Colombia as a result of our acquisition of RNC (Colombia) Limited ("RNC"), a Belize corporation and previously a wholly-owned subsidiary of Investcol Limited. Pursuant to a Stock Purchase Agreement we entered into on January 12, 2006 with Investcol and RNC, we acquired 25% of RNC’s issued and outstanding stock in consideration for the issuance of 1,000,000 shares of our common stock to Investcol. On April 28, 2006, we acquired an additional 25% of RNC’s issued and outstanding common stock, resulting in us owning 50% of RNC’s issued and outstanding common stock, in consideration for the issuance of 2,000,000 shares of our common stock to Investcol. On August 22, 2006 we acquired an additional 25% of RNC’s issued and outstanding common stock, resulting in our owning 75% of RNC’s issued and outstanding common stock, in consideration for the issuance of 4,200,000 shares of our common stock to Investcol and payment of $200,000 to Investcol. On December 14, 2006, we entered into a Second Amendment to the Stock Purchase Agreement (the "Second Amendment") and acquired an additional 15% interest in RNC, resulting in us owning 90% of RNC, in exchange for the issuance of 4,000,000 shares of our common stock to Investcol. Subject to the revised terms of the Second Amendment, we had the option to acquire the final 10% interest in RNC until May 1, 2009 resulting in our owning 100% of RNC, in consideration for exchange for the purchase price of $15,000,000. This payment could be made in either cash, shares of our common stock, or any combination thereof. Any shares issued would be valued at 90% of the average closing price of our common stock as reported on a national securities exchange or national market or quotation system over the 30 day period immediately preceding the deliver of notice to Investcol of our intent to exercise this option. On August 24, 2007 the parties executed a Third Amendment to the Stock Purchase Agreement (the "Third Amendment") in order to revise the consideration required to exercise our option to acquire the remaining 10% of the issued and outstanding stock of RNC to a cash payment of $300,000 and the issuance of 3,000,000 shares of our common stock. In connection with the execution of the Third Amendment, we exercised our option to acquire the additional and final 10% interest in RNC. As consideration for the acquisition of the final 10% interest in RNC, we paid Investcol $300,000 and issued Investcol 3,000,000 shares of our common stock. As a result of these transactions, we currently own 100% of RNC.

RNC is the beneficial holder of 95% of the issued and outstanding stock of Compania Minera de Caldas S.A. ("Caldas"), a Colombia corporation that (i) owns certain mining rights and properties, (ii) has options to acquire mining rights and (iii) has exclusive rights to evaluate certain property, all located in the Zona Alta portion of the Marmato deposit located in Western Colombia. Under Colombian law, Colombian companies are required to have a minimum of five shareholders. As a result, the remaining 5% of Caldas is held directly or indirectly by officers and senior management of the Company, with voting and support agreements in favour of the Company in place. As at June 16, 2008 Caldas has title to 53 mining titles in the Marmato area, 13 of which are shared with other persons. Caldas also owns 28 mines in the Mining Concession Contract CHG-081, which comprises 36 mines in the Marmato area.

Marmato Mountain Properties – Zona Baja (Lower Zone)

On January 29, 2008 we entered into a Share Purchase and Sale Agreement with Mineros S.A. and the other shareholders of Mineros Nacionales S.A. ("Mineros"). Mineros is the owner of Zona Baja on Marmato Mountain. Under the terms of the agreement, we agreed to purchase all of the issued and outstanding shares of Mineros for cash consideration of $35,000,000. The agreement provided that the transaction will be completed on April 29, 2008 unless extended by mutual agreement. We have provided a deposit guarantee in the amount of $2,500,000, which would be payable to the vendors if the transaction is not completed for any reason. On April 29, 2008 the Company and the vendors agreed to extend the completion date to June 30, 2008, unless further extended by mutual agreement. In connection with this extension, we agreed to deposit a further 20% of the purchase price, with the balance due upon closing. Pursuant to the extension, the final 80% is payable in Colombian pesos, with any costs associated with settling the final payment to be the responsibility of the Company. The further deposit of $7,000,000, which we made on June 18, 2008, is nonrefundable if the transaction is not completed for any reason. In the event we are successful in acquiring Mineros, we would own both the Upper and Lower Zones of Marmato Mountain. There is no assurance that the proposed transaction will be completed.

The Echandia Property

On November 20, 2007, we entered into a letter of intent to acquire Colombia Gold. Colombia Gold’s main assets are the mining rights to the Echandia property, located adjacent to Marmato Mountain. We believe that the Echandia Property contains an extension of the gold mineralization from Marmato Mountain. Completion of the transaction is subject to negotiation and execution of a definitive agreement, satisfactory completion of technical, financial, legal, and other commercial due diligence and customary conditions, including all shareholder, court and regulatory approvals. We expect the transaction will be a share exchange with the Company exchanging its shares for those of Colombia Gold. There is no assurance that a definitive agreement will be executed or that the acquisition will be completed.

The Caramanta Exploration Properties

On September 22, 2005, we entered into an Assignment Agreement with Investcol Limited ("Investcol"), a corporation organized and existing under the laws of Belize and a related party to the Company, where Investcol assigned, transferred, and conveyed to us all of its rights under a Contract for Purchase Option of Mining Concessions ("Original Option Contract") entered into with CIA Servicios Logisticos de Colombia Ltda., a corporation organized and existing under the laws of Colombia. As a result of this Assignment Agreement with Investcol, we acquired an option to purchase certain mining and mineral rights on property known as Concession 6602, 1343, and 6329 located in Caramanta Municipality, Antioquia Department, Medellin, Colombia. In consideration for the assignment of this interest, we paid to Investcol $500,000 and issued Investcol 1,000,000 shares of our common stock.

On April 10, 2006, we acquired from Investcol its rights to acquire certain mining contracts to exclusively engage in mining activities on Concessions 6993, 7039, 6821, and 6770 (the "Contracts") and options to acquire the exclusive rights to engage in mining activities on Concessions HETJ-31, 32, 26, 27, and HETJ-01 (the "Options") all located within an area referred to as the Caramanta region in Western Colombia. As consideration for this acquisition, we issued to Investcol 1,000,000 restricted shares of our common stock and paid to Investcol $350,000. As a result of our acquisition of Gavilan on September 25, 2006 as described below, we subsequently became the contractual owner of Concessions 6993, 7039, 6821, 6770, HETJ-31, 32, 26, 27, and HETG-01.

On September 25, 2006, in order to acquire Concessions 6602, 1343 and 6329 outright, we entered into a Master Agreement to acquire 94% of the issued and outstanding shares of Gavilan Minerales S.A. ("Gavilan"), a Colombia corporation, for the purchase price of $300,000 and the issuance of 1,150,000 shares of our common stock. Cia Servicios Logisticos de Colombia Ltda. was the primary shareholder of Gavilan, which in turn owned the rights to Concessions 6602, 1343, and 6329. As a result of our acquisition of Gavilan, we became the contractual owner of these Concessions, and we have completed title transfer and registration of two out of three of them. Under Colombian law, Colombian companies are required to have a minimum of five shareholders. As a result, the remaining 6% of Gavilan is held directly or indirectly by officers and senior management of the Company, with voting and support agreements in favour of the Company in place. As of June 16, 2008 Gavilan has title to two mining titles in the Caramanta region.

We have agreements to acquire various additional property interests in the Caramanta region, including:

On August 27, 2007 we entered into an agreement with an unrelated party that provides us with an option to acquire 100% of Concession 669-17 in the Caramanta Region. Over a 24-month period the Company has the option to pay a total of 2.4 billion Colombian pesos (approximately $1,300,000) to acquire a 100% interest in this additional property in the Caramanta region.

On March 17, 2008 we entered into an agreement with an unrelated party that provides us with an option to acquire 100% of Concession 653-17 in the Caramanta Region. Over a 24-month period the Company has the option to pay a total of 1.0 billion Colombian pesos (approximately $550,000) to acquire a 100% interest in this additional property in the Caramanta region.

The KEDAHDA Properties

On August 30, 2006, Caldas entered into a Transfer of Properties and Sale Agreement with Sociedad KEDAHDA S.A ("KEDAHDA"), a Colombia corporation, and acquired the Mining Title, Mining Application, and Mining Data for property located in the Marmato Mountain Gold District located in Colombia. Pursuant to an Agreement with Caldas and KEDAHDA, we paid the purchase price of $500,000 for these property interests and KEDAHDA agreed to hold the title for these property interests in their name for our benefit. Title to certain of these property interests are being held by KEDAHDA in order to secure the approval for the transfer of title by Colombian mining authorities in accordance with the applicable laws of the Republic of Colombia. As at June 16, 2008 Caldas has title over one mining title in the KEDAHDA region.

RISK FACTORS

The following are some of the risks associated with our business. You should also refer to the other information in this prospectus, including the financial statements and accompanying notes thereto incorporated by reference in this prospectus.

Going Concern — We need to raise substantial funds in order to acquire additional exploration and mining properties or interests and commence exploration activities.

We incurred a net loss of $28,580,000 for the period from inception on March 25, 2003 to March 31, 2008, and we are not presently generating any revenue. Furthermore, we have used $45,167,000 during this period to fund our operations and mineral acquisitions program. At March 31, 2008, we had a significant working capital deficiency. Our future is dependent upon our ability to obtain additional financing and upon future acquisition, exploration and development of profitable operations from our mineral properties. We plan to continue to seek additional financing in private and/or public equity offerings to secure funding for our operations. Our estimate of financing requirements in fiscal 2008 is approximately $100,000,000 ($35,000,000 for the acquisition of Mineros, $25,000,000 for the remaining exploration of Zona Alta, $15,000,000 related to the acquisition of Colombia Gold, and $25,000,000 related to additional drilling and working capital requirements).

As at June 23, 2008 our cash resources are less than $1,000,000 and we will need to raise additional debt or equity financing during the remainder of fiscal 2008 to continue to execute our business plans. We currently do not have any arrangements for additional financing. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment to reflect the possible future effect on the recoverability and classification of the assets or the amounts and classification of liabilities that may result should we cease to continue as a going concern.

If we are unable to obtain additional financing when sought, we will be required to curtail our business plan. Any additional equity financing may involve substantial dilution to our then existing shareholders. There is a significant risk to investors who purchase shares of our common stock because there is a risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time.

Limited Operating History — Because we have only recently commenced our exploration operations, we face a high risk of business failure due to our inability to predict the success of our business.

We have a very limited operating history upon which an evaluation of our future success or failure can be made. It was only recently that we took steps in a plan to engage in the acquisition of interests in exploration and development properties in Western Colombia, and it is premature to evaluate the likelihood that we will be able to operate our business successfully. To date, we have been involved primarily in the acquisition of property interests and mining rights as well as exploration drilling in Western Colombia. We have not earned any revenues from our current operations.

Title Risk — Because we presently do not carry title insurance and do not plan to secure any in the future, we are vulnerable to loss of title.

We do not maintain insurance against title. Title on mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mining properties. Currently, we are in the process of investigating the title of mineral concessions for which we hold or have contractual rights to either directly or indirectly through our equity interests in RNC, Gavilan and Caldas. We cannot give any assurance that title to such properties will not be challenged or impugned and cannot be certain that we will have or will acquire valid title to these mining properties. We cannot assume that counterparties to our title transfer agreements will meet their contractual obligations and transfer title on a timely basis. Furthermore, there is a risk that the Colombian government may in the future grant additional titles in excess of our expectations to currently illegal miners or that disputes may arise as to existing title ownership or planned acquisitions. Furthermore, although we believe that mechanisms exist to integrate the titles of mineral properties currently not owned by us, there is a risk that this process could be time consuming and costly. The possibility also exists that title to existing properties or future prospective properties may be lost due to an omission in the claim of title. As a result, any claims against us may result in liabilities we may not be able to afford resulting in the failure of our business.

Town Relocation Risk — If we are unable to complete our plan to move the town of Marmato, our ability to advance our Marmato project could be impaired and our financial results may suffer.

Our business plan includes moving the town of Marmato from its current location on Marmato Mountain to a safer location. While we are currently working with city, state, and federal governments to facilitate this move, we are subject to the risk of political, economic, or social circumstances that could delay our ability to complete the relocation of the town. If we are unable to complete the relocation of the town, our ability to advance our Marmato project could be impaired.

Political and Economic Uncertainties — Because our property interest and exploration activities in Colombia are subject to political, economic and other uncertainties, situations may arise that could have a significantly adverse material impact on us.

Our property interests and proposed exploration activities in Western Colombia are subject to political, economic and other uncertainties, including the risk of expropriation, nationalization, renegotiation or nullification of existing contracts, mining licenses and permits or other agreements, changes in laws or taxation policies, currency exchange restrictions and fluctuations, changing political conditions and international monetary fluctuations. Future government actions concerning the economy, taxation, or the operation and regulation of nationally important facilities such as mines could have a significant effect on us. Any changes in regulations or shifts in political attitudes are beyond our control and may adversely affect our business. Exploration may be affected in varying degrees by government regulations with respect to restrictions on future exploitation and production, price controls, export controls, foreign exchange controls, income and/or mining taxes, expropriation of property, environmental legislation and mine and/or site safety. No assurances can be given that our plans and operations will not be adversely affected by future developments in Colombia. Colombia is home to South America’s largest and longest running insurgency. Any changes in regulations or shifts in political attitudes are beyond the control of the Company and may adversely affect our business.

Government Regulation and Environmental Risks — Because we are subject to various governmental regulations and environmental risks, we may incur substantial costs to remain in compliance.

Our operations are subject to Colombian and local laws and regulations regarding environmental matters, the abstraction of water, and the discharge of mining wastes and materials. Any changes in these laws could affect our operations and economics. Environmental laws and regulations change frequently, and the implementation of new, or the modification of existing, laws or regulations could harm us. We cannot predict how agencies or courts in Colombia will interpret existing laws and regulations or the effect that these adoptions and interpretations may have on our business or financial condition. We may be required to make significant expenditures to comply with governmental laws and regulations.

Any significant mining operations will have some environmental impact, including land and habitat impact, arising from the use of land for mining and related activities, and certain impact on water resources near the project sites, resulting from water use, rock disposal and drainage run-off. No assurances can be given that such environmental issues will not have a material adverse effect on our operations in the future. While we believe we do not currently have any material environmental obligations, exploration activities may give rise in the future to significant liabilities on our part to the government and third parties and may require us to incur substantial costs of remediation.

Additionally, we do not maintain insurance against environmental risks. As a result, any claims against us may result in liabilities we will not be able to afford, resulting in the failure of our business. Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in exploration operations may be required to compensate those suffering loss or damage by reason of the exploration activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws.

Amendments to current laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in expenditures and costs or require abandonment or delays in developing new mining properties.

Competition — In the event that we are unable to successfully compete within the mineral exploration business, we may not be able to achieve profitable operations.

The mineral exploration business is highly competitive. This industry has a multitude of competitors and many competitors dominate this industry. Many of our competitors have greater financial resources than us. As a result, we may experience difficulty competing with other businesses when conducting mineral exploration activities or in the retention of qualified personnel. No assurances can be given that we will be able to compete effectively.

Commodity Fluctuations — Due to numerous factors beyond our control which could affect the marketability of gold including the market price for gold, we may have difficulty selling any gold if commercially viable deposits are found to exist.

The availability of markets and the volatility of market prices are beyond our control and represent a significant risk. Even if commercially viable deposits of gold are found to exist on our property interests, a ready market may not exist for the sale of the reserves. Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. These factors could inhibit our ability to sell gold in the event that commercially viable deposits are found to exist.

Production Risks — In the event that commercially viable deposits are found to exist, there is a risk that we may not have to requisite resources and expertise to place our properties into commercial production.

We have limited prior experience in placing mineral properties into production and our ability to do so will be dependent upon us using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise. There can be no assurance that we will have available to us the necessary expertise when and if we place our resource properties into production. Furthermore, as input costs continue to rise in the current economic environment, there can be no assurance that we will be able to place our properties into commercial production on economically favorable terms.

Dependence on Key Management and Scarce Resources — Because our success is dependent upon a limited number of people, our business may fail if those individuals leave the company.

The ability to identify, negotiate and consummate transactions that will benefit us is dependent upon the efforts of our management team. The loss of the services of any member of management could have a material adverse effect on us. Our planned drilling activities may require significant investment in additional personnel and capital equipment. Given the current shortage of equipment and experienced personnel within the mining industry, there can be no assurance that we will be able to acquire the necessary resources to successfully implement our business plan. We have historically experienced, and continue to experience, significant delays in receiving verifying assay and check assay results from our third-party analytical laboratories, and, as a result, there can be no assurance that we will be able to complete our resource estimates on a timely basis.

Dependence on a Single Exploration Region — Because we are currently dependent upon one principal mineral district, should our properties fail to generate sufficient revenue to support future operations, our business may fail.

We are currently dependent upon one principal mineral region, that being the Marmato Mountain Gold District in Colombia. The Marmato Mountain Gold District may never develop into commercially viable ore bodies, which would have a materially adverse affect on our potential mineral resource production, profitability, financial performance, and results of operations.

Exploration and Mining Risks — Because mineral exploration and mining involve a high-degree of physical and financial risk, we may never achieve profitable operations, and our business may fail.

The business of exploring for and mining of minerals involves a high degree of risk. Only a small proportion of the properties that are explored are ultimately developed into producing mines. At present, none of our properties have proven or probable reserves and the proposed programs are an exploratory search for proven or probable reserves. The mining areas presently being assessed by us may not contain economically recoverable volumes of minerals or metals. Our operations may be disrupted by a variety of risks and hazards which are beyond our control, including fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor and other risks involved in the operation of mines and the conduct of exploration programs. We have relied and may continue to rely upon consultants and others for operating expertise.

Should economically recoverable volumes of minerals or metal be found, substantial expenditures will be required to establish reserves through drilling, to develop metallurgical processes, to develop the mining and processing facilities and infrastructure at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities or having sufficient grade to justify commercial operations or that funds required for development can be obtained on a timely basis. The economics of developing gold and other mineral properties is affected by many factors including the cost of operations, variations of the grade of ore mined, fluctuations in the price of gold or other minerals produced, costs of processing equipment and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection. In addition, the grade of mineralization ultimately mined may differ from that indicated by drilling results and such differences could be material. Short term factors, such as the need for orderly development of ore bodies or the processing of new or different grades, may have an adverse effect on mining operations and on the results of operations. There can be no assurance that minerals recovered in small scale laboratory tests will be duplicated in large scale tests under on-site conditions or in production scale operations. Material changes in geological resources, grades, stripping ratios or recovery rates may affect the economic viability of projects. Depending on the price of gold or other minerals produced, which have fluctuated widely in the past, we may determine at any time that it is impractical to commence or continue commercial production.

Risks Inherent in Estimating Mineral Resources and Production — If we have incorrectly estimated our mineral resources and future production, our future revenues will be materially negatively affected.

Our mineral resource estimates are estimates only and no assurance can be given that any proven or probable reserves will be discovered or that any particular level of recovery of minerals will in fact be realized or that an identified reserve or resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited. In addition, the grade of mineralization which may ultimately be mined may differ from that indicated by drilling results and such differences could be material. Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Discussions of our mineral resource estimates should not be interpreted as assurances of commercial viability or potential or of the profitability of any future operations.

Conflicts of Interest — Because our directors and officers may serve as directors or officers of other companies, they may have a conflict of interest in making decisions for our business.

Our directors and officers may serve as directors or officers of other companies or have significant shareholdings in other resource companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. In the event that such a conflict of interest arises at a meeting of our directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with the laws of the State of Delaware, our directors are required to act honestly, in good faith and in our best interests. In determining whether or not we will participate in a particular program and the interest therein to be acquired by us, the directors will primarily consider the degree of risk to which we may be exposed and our financial position at that time.

Repatriation of Earnings — If restrictions on repatriation of earnings from Colombia to foreign entities are instituted, our business may be materially negatively affected.

Currently there are no restrictions on the repatriation from Colombia of earnings to foreign entities. However, given the political climate in Latin America and its history of regime changes there can be no assurance that restrictions on repatriations of earnings from Colombia will not be imposed in the future.

Currency Fluctuations — Because we conduct operations in Colombia, we are subject to foreign currency fluctuations, which may materially affect our financial results.

Our operations in Colombia make us subject to foreign currency fluctuations and such fluctuations may materially affect our financial position and results. We report our financial results in U.S. dollars and incur expenses in U.S. dollars, Canadian dollars, and Colombian pesos. As the exchange rate of the Canadian dollar and Colombian peso fluctuates against the U.S. dollar, we will experience foreign exchange gains and losses, both realized and unrealized, and such gains and losses may be significant. We do not hedge any of our foreign currency denominated balance sheet or operating exposures.

Enforcement of Civil Liabilities — Because substantially all of our assets are located outside of the United States, it may be difficult or impossible to enforce judgments granted by a court in the United States against our assets, directors, or officers.

Substantially all of our assets are located outside of the United States, and certain of our directors and officers are resident outside of the United States. As a result, it may be difficult or impossible to enforce judgments granted by a court in the United States against our assets or our directors and officers residing outside of the United States.

Internal Controls — If we fail to maintain an effective system of internal control, we may not be able to accurately report our financial results or prevent fraud, resulting in current and potential stockholders losing confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Sarbanes-Oxley — New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. As a public company, we are required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Compliance with Section 404 of Sarbanes-Oxley ("SOX 404") is a costly and time-consuming process. We have limited internal and external resources to devote to maintaining SOX 404 compliance and there can be no assurance that we can maintain compliance. We are currently working towards our SOX 404 compliance schedule, but it is a costly and time-consuming process and there can be no assurance that we will be compliant within the relevant legislation requirements. We have limited internal and external resources and devote to becoming SOX 404 compliant and there can be no assurance we will be compliant. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Project Costs — Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase.

We have and will in the future engage consultants to assist it with respect to our operations in Colombia. We are beginning to deal with the various regulatory and governmental agencies, and the rules and regulations of such agencies, in connection with the advancement of the Marmato and Caramanta projects. No assurances can be given that we will be successful in our efforts. Further, in order for us to operate and grow our business in Colombia, we need to continually conform to the laws, rules and regulations of such country and local jurisdiction. It is possible that the legal and regulatory environment pertaining to the exploration and development of gold mining properties will change. Uncertainty and new regulations and rules could increase our cost of doing business, or prevent us from conducting our business.

Pending Acquisitions — Our planned acquisitions are subject to regulatory approvals and due diligence, and may require shareholder consent.

We have announced proposed acquisitions of Mineros S.A. and Colombia Gold. There can be no assurance that either of these transactions will be completed, as significant regulatory, due diligence and legal matters are outstanding. In addition, one or both of these transactions may be subject to shareholder approval. There can be no assurance that we will have or be able to obtain the financial and management resources to complete these transactions.

Commercialization Risks — Our due diligence activities with respect to our property interests cannot assure that these properties will ultimately prove to be commercially viable.

Our due diligence activities have been limited, and to a great extent, we have relied upon information provided to us by third-party advisors. Accordingly, no assurances can be given that the properties or mining rights we possess will contain adequate amounts of gold for commercialization. Further, even if we recover gold from such mining properties, we cannot guarantee that we will make a profit. If we cannot acquire or locate commercially exploitable gold deposits, or if it is not economical to recover the gold deposits, our business and operations will be materially adversely affected. At present, none of our properties have proven or probable reserves and the proposed programs are an exploratory search for proven or probable reserves. The mining areas presently being assessed by us may not contain economically recoverable volumes of minerals or metals. We have relied and may continue to rely, upon consultants and others for operating expertise.

Short Selling — Because our common stock is quoted and traded on the over-the-counter bulletin board and the Toronto Stock Exchange, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Dividends — Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Stock Price Volatility — Because our stock price can be volatile, investors may not be able to recover any of their investment.

Stock prices in general, and stock prices of mineral exploration companies in particular, have experienced extreme volatility that often have been unrelated to the operating performance or any specifics of the company. Factors that may influence the market price of our common stock include:

(i) actual or anticipated changes or milestones in our operations;

(ii) our ability or inability to acquire gold mining properties or interests in such properties in Colombia;

(iii) our ability or inability to generate revenues;

(iv) increased competition within Colombia and elsewhere;

(v) government regulations, including mineral exploration regulations that affect our operations;

(vi) predictions and trends in the gold mining exploration industry;

(vii) volatility of gold market prices;

(viii) sales of common stock by "insiders"; and

(ix) announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors.

Our stock price may also be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuation, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of our common stock.

Penny Stock Rules — Because our common stock is quoted on the over-the-counter bulletin board administered by FINRA and is subject to the "Penny Stock" rules, the level of trading activity in our stock on the over-the-counter bulletin board may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on the over-the-counter bulletin board administered by FINRA). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from the sale of shares of common stock pursuant to this prospectus. We will not receive any of the proceeds from such sales.

SELLING SECURITYHOLDERS

Additional Securities

On June 18, 2008, we completed a private sale of 11,167,000 special warrants at a price of $0.85 per special warrant. Each special warrant will be automatically exercised for no additional consideration to acquire one unit, subject to adjustment for certain events, on the earliest of (a) the third business day after the date a receipt is issued by the Ontario Securities Commission for the final prospectus qualifying the units to be issued upon the exercise of the special warrants and (b) October 19, 2008. Each unit will consist of one share of common stock and one common share purchase warrant. Each warrant will entitle the holder to purchase one share of common stock at a price of $1.50 per share until June 18, 2013. In connection with the offering, we paid customary fees and issued special broker warrants exercisable for no additional consideration into 781,690 broker warrants to the placement agents retained for the offering. Each broker warrant entitles the holder, subject to approval by the Company’s shareholders, to purchase one share of common stock at an exercise price of $0.85 per share until June 18, 2010. In total, 11,167,000 shares of common stock and common share purchase warrants and broker warrants exercisable for an aggregate of 11,948,690 shares of common stock are issuable upon the automatic exercise of the special warrants and special broker warrants, in transactions exempt from the registration requirements of the Securities Act of 1933. Pursuant to the terms of a registration rights agreement we entered into with the selling securityholders named below, if we fail to qualify for resale (i) the shares of common stock issuable upon the exercise of the special warrants, (ii) the shares of common stock underlying the warrants issuable upon the exercise of the special warrants, (iii) the shares of common stock underlying the broker warrants issuable upon the exercise of the special broker warrants and (iv) the shares of common stock comprising part of the Additional Units (as defined below), on or before October 18, 2008, we will be required to issue to the selling securityholders named below an amount of Additional Units, each Additional Unit comprising one share of common stock and one common share purchase warrant, as set forth in the registration rights agreement. The selling securityholders named below, including their transferees, pledges or donees or their successors, may from time to time offer and sell, pursuant to this prospectus and the prospectus supplement, if any, all, some or none of the shares of common stock, including shares of common stock issued upon the exercise of warrants.

The table below sets forth the name of each selling securityholder, the number of shares of our common stock that the selling securityholder beneficially owned prior to the offering and the number of such shares being registered for sale by the selling securityholder under this prospectus. The number and percentage of outstanding common shares beneficially owned upon completion of the offering assumes that all of the common shares registered by the selling securityholders under this prospectus have been sold and is based on 92,932,486 of our common shares outstanding as of May 31, 2008. Except as disclosed below, the selling securityholders do not have, and within the past three years has not had, any position, office or other material relationship with us or any of our affiliates.

The information is based on information provided to us by or on behalf of the selling securityholders on or prior to June 18, 2008. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of shares of common stock since the date on which they provided this information in transactions exempt from the registration requirements of the Securities Act of 1933. Information about the selling securityholders may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, as required.

The selling securityholders may from time to time on one or more occasions offer and sell any or all of the common shares that are registered under this prospectus. The registration of our common shares held by the selling securityholders does not necessarily mean that any selling securityholder will offer or sell any of its shares. For information on the procedure for sales by the selling securityholders, read the disclosure under the heading "Plan of Distribution" below.

					Maximum Number of
					Shares of Common		Shares of
	Shares of	Shares of	Shares of Common	Maximum Number of	Stock to Be Received		Common Stock	Percent
	Common Stock	Common Stock to	Stock to Be	Shares of Common	upon the Exercise of	Total Shares of	Beneficially	Beneficially
	Beneficially	Be Received upon	Received upon the	Stock Which May Be	Warrants Which May	Common Stock	Owned upon	Owned upon
	Owned Prior to	the Exercise of	Exercise of	Received upon a	Be Received upon a	that May Be	Completion of	Completion of
Name of Selling Securityholder	This Offering	Special Warrants	Warrants	Registration Default(1)	Registration Default(1)	Offered Hereby	This Offering	This Offering(2)
Multi-Strategy Master Fund(3)	0	3,530,000	3,530,000	529,500	529,500	8,119,000	0	--
Dynamic Precious Metals Fund(4)	0	2,320,605	2,320,605	348,091	348,091	5,337,392	0	--
Salida Multi Strategy Hedge Fund(5)	900,000	1,471,000	1,471,000	220,650	220,650	3,383,300	900,000	--
BTR Global Prospector Trading Limited(6)	101,000	1,368,030	1,368,030	205,205	205,205	3,146,469	101,000	--
Anima SGRpA Rubrica Anima Fondo Trading(7)	1,680,000	600,000	600,000	90,000	90,000	1,380,000	1,680,000	1.8%
TD Asset Management Inc.(8)	0	585,000	585,000	87,750	87,750	1,345,500	0	--
Genus Dynamic Gold Fund(9)	2,634,000	260,000	260,000	39,000	39,000	598,000	2,634,000	2.8%
Ruffer Baker Steel Gold Fund(10)	2,332,000	255,000	255,000	38,250	38,250	586,500	2,332,000	2.5%
Apollo Nominees Inc(11)	0	235,000	235,000	35,250	35,250	540,500	0	--
Muse Global Master Fund Ltd(12)	0	117,500	117,500	17,625	17,625	270,250	0	--
BTR Global Prospector II Trading Limited(13)	0	102,970	102,970	15,446	15,446	236,831	0	--
Richard Kung	0	100,000	100,000	15,000	15,000	230,000	0	--
Select Gold Fund(14)	737,000	85,000	85,000	12,750	12,750	195,500	737,000	--
RIT Capital Partners Baker Steel(15)	747,000	80,000	80,000	12,000	12,000	184,000	747,000	--
Lux-Dyn Precious Metals Fund(16)	0	31,895	31,895	4,784	4,784	73,359	0	--
Genus Natural Resources Fund(17)	293,000	25,000	25,000	3,750	3,750	57,500	293,000	--
Thomas Weisel Partners Canada Inc.(18)(20)	0	0	754,690	0	75,469	830,159	0	--
Westmount Capital(19)(20)	0	0	27,000	0	2,700	29,700	0	--
Total	9,424,000	11,167,000	11,948,690	1,675,050	1,753,219	26,543,959	9,424,000

(1)

Pursuant to the terms of a registration rights agreement we entered into with the selling securityholders, if the common shares issuable upon exercise of the special warrants, the warrants and the special broker warrants are not qualified for resale by an effective registration statement on or before October 18, 2008, we will be required to issue to each of the selling securityholders and the agents in the June 18, 2008 private placement an amount of additional units, each unit comprising one common share and one common share purchase warrant, as specified in the registration rights agreement, up to a maximum of 15% of the number of special warrants received in the private placement.

(2)

"--" denotes less than one percent.

(3)

We have been informed that the control person of the named selling securityholder is Michael Humphries.

(4)

We have been informed that the control person of the named selling securityholder is Robert Cohen.

(5)

We have been informed that the control person of the named selling securityholder is Brad White.

(6)

We have been informed that the control person of the named selling securityholder is Brian Trenholm.

(7)

We have been informed that the control person of the named selling securityholder is Giordano Martinelli.

(8)

We have been informed that the control person of the named selling securityholder is Robert Sklar.

(9)

We have been informed that the control persons of the named selling securityholder are Tino Isnardi, Aneil Bhatt, Trevor Steel and David Baker.

(10)

We have been informed that the control persons of the named selling securityholder are Tino Isnardi, Aneil Bhatt, Trevor Steel and David Baker.

(11)

We have been informed that the control persons of the named selling securityholder are E. Adrian Meyer, Geoffrey Matus, Craig Rimer, Mohammed Patel, Amanda Pile, Gilles Gosselin, Ryle Weekes, Paul Pitt, Bradley Gibbert, Cynthia Butcher, Natalia Sisnett, Laura Gittens and Joy Aberback.

(12)

We have been informed that the control person of the named selling securityholder is Richard Hazlewood.

(13)

We have been informed that the control person of the named selling securityholder is Brian Trenholm.

(14)

We have been informed that the control persons of the named selling securityholder are Tino Isnardi, Aneil Bhatt, Trevor Steel and David Baker.

(15)

We have been informed that the control persons of the named selling securityholder are Tino Isnardi, Aneil Bhatt, Trevor Steel and David Baker.

(16)

We have been informed that the control person of the named selling securityholder is Robert Cohen.

(17)

We have been informed that the control persons of the named selling securityholder are Tino Isnardi, Aneil Bhatt, Trevor Steel and David Baker.

(18)

We have been informed that the control person of the named selling securityholder is Keith Harris.

(19)

We have been informed that the control person of the named selling securityholder is Robert Seguin.

(20)

Thomas Weisel Partners Canada Inc. and Westmount Capital acted as placement agents in connection with the private placement completed June 18, 2008 and received special broker warrants that will be automatically exercised into warrants to purchase a total of 781,690 shares of our common stock and customary fees as compensation for their services. Certain of these placement agents have assisted us with previous private placements.

Other than as disclosed above, none of the selling securityholders:

(1) has had a material relationship with us other than as a shareholder at any time within the past three years; or

(2) has been one of our officers or directors.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the "Selling Stockholders") of the common stock of Company may, from time to time, sell any or all of their shares of Common Stock on the Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

  block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker dealer as principal and resale by the broker dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  broker dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale;

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

  any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed customary fees and commissions.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) six months following the expiration of the warrants, (ii) all of the Common Stock held by Selling Stockholders can be sold without restriction or limitation pursuant to Rule 144(b)(1) or (iii) such time as all shares covered by the registration statement have been sold publicly. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. We have advised each Selling Stockholder that it may not use shares registered under this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Securities and Exchange Commission. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock, with a par value of $0.00001 per share. As of May 31, 2008, there were 92,932,486 shares of our common stock and no shares of our preferred stock issued and outstanding.

Common Stock

Our common stock is entitled to one vote for each share outstanding on each matter voted at a stockholders’ meeting, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present, in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing five percent (5%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger, or an amendment to our certificate of incorporation. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our Board of Directors is authorized to issue all or any of the shares of the preferred stock in one or more series, fix the number of shares, determine or alter for each such series voting powers or other rights, qualifications, limitations, or restrictions thereof. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

In the event that a dividend is declared, common stockholders on the record date are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors from funds legally available.

There are no restrictions in our certificate of incorporation or bylaws that restrict us from declaring dividends. The Delaware General Corporation Law, as amended ("DGCL"), provides that a corporation may pay dividends out of surplus, out the corporation’s net profits for the preceding fiscal year, or both provided that there remains in the stated capital account an amount equal to the par value represented by all shares of the corporation's stock raving a distribution preference.

Delaware Anti-Takeover Laws

Section 203 of the DGCL provides state regulation over the acquisition of a controlling interest in certain Delaware corporations unless our certificate of incorporation or bylaws provide that the provisions of these sections do not apply. Our certificate of incorporation and bylaws do not state that these provisions do not apply. The DGCL creates a number of restrictions on the ability of a person or entity to acquire control of a Delaware corporation by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things.

LEGAL MATTERS

The validity of the shares of common stock registered hereunder will be passed upon for us by Shearman & Sterling LLP, Toronto, Ontario.

EXPERTS

The financial statements and the related financial statement schedules, incorporated in this prospectus by reference to our annual report on Form 10-KSB for the years ended December 31, 2007 and 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent chartered accountants, given on the authority of said firm as experts in auditing and accounting.

Any technical information regarding the Marmato and Caramanta projects in the Departments of Caldas and Antioquia in the Republic of Colombia, as described in this prospectus, or incorporated by reference hereto, is included in reliance on the technical report submitted by Micon International Limited, an independent consultant. This information is included in this prospectus in reliance upon the authority of Micon International Limited as experts in these matters.

26,543,959 Shares

Common Stock

_______________

Prospectus

         , 2008

_______________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee. We have agreed to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities offered by the selling securityholders.

Securities and Exchange Commission registration fee	$757
Printing fees	10,000
Accounting fees and expenses	20,000
Legal fees and expenses	30,000
Miscellaneous expenses	10,000
Total(1)	$70,757

(1) The amounts set forth above are estimates except for the Securities and Exchange Commission registration fee.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Colombia Goldfields has agreed to indemnify its officers and directors to the fullest extent permitted by law. Such indemnification is intended to supplement our officers’ and directors’ liability insurance.

Our certificate of incorporation provides for indemnification of our directors, officers and employees as follows:

A director of the Company shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is hereafter amended to further reduce or to authorize, with the approval of our stockholder, further reductions in the liability of our directors for breach of fiduciary duty, then a director of the Company shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended.

To the extent permitted by applicable law, we are also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits us to provide indemnification) through provisions in our bylaws, agreements with such agents or other persons, voting of securityholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its securityholders and others.

Any repeal or modification of any of the foregoing provisions of the indemnification provisions in our certificate of incorporation or bylaws shall be prospective and shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Company with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Item 15. Recent Sales of Unregistered Securities.

On June 18, 2008, we closed a private placement of 11,167,000 special warrants (the "Special Warrants") at a price of US$0.85 per Special Warrant, providing the Company with gross proceeds of approximately US $9.5 million. Each Special Warrant will be automatically exercised for no additional consideration to acquire one unit (the "Units"), subject to adjustment in certain events, at 5:00 pm (Toronto time) on the earliest of (a) the third business day after the date that a receipt is issued by the securities regulatory authorities in the jurisdictions of Canada where the Special Warrants are sold for the final prospectus qualifying the distribution of the Units to be issued upon the exercise of the Special Warrants, and (b) the date that is four months and one day following the closing date of the offering. Each Unit will consist of one common share of the Company (the "Common Shares") and one Common Share purchase warrant of the Company (the "Warrants"). Each Warrant will entitle the holder thereof to acquire one Common Share at a price of US$1.50 at any time until 4:00 p.m. (Toronto time) on the date which is 60 months following the closing date of the offering. In connection with the offering, the Company paid fees and expenses of $751,531 and issued 781,690 special broker warrants (the "Special Broker Warrants") to the agents retained for the offering, each Special Broker Warrant exercisable for no additional consideration into broker warrants of the Company (the "Broker Warrants"), and each Broker Warrant entitling the holder thereof, subject to shareholder approval, to purchase one Common Share at an exercise price of U.S.$0.85 per Common Share during the period ending 24 months following the closing date of the offering. The offering was made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended ("Section 4(2)"). All offers and sales were made in compliance with the requirements of the exemption from registration provided by Section 4(2).

On March 31, 2008, we completed a private sale of 6,342,411 units at a price of US$0.85 per unit, providing the Company with gross proceeds of approximately US$5.4 million. Each unit consists of one common share of the Company and one common share purchase warrant of the Company. Each warrant entitles the holder to purchase one common share of the Company at a price of US$1.10 for a period of two years from the closing date. The offering was made to non-U.S. persons, as defined in Regulation S ("Regulation S") under the Securities Act of 1933, as amended (the "Securities Act"), and pursuant to the exemption from registration provided by Section 4(2). All offers and sales were made in compliance with the requirements of Regulation S or the exemption from registration provided by Section 4(2).

On March 19, 2008, we granted options to purchase 50,000 shares of our common stock to a director in consideration for services rendered to the Company. These options were issued pursuant to Section 4(2) . We did not engage in any general solicitation or advertising.

On March 3, 2008, we granted options to purchase 250,000 shares of our common stock to an employee in consideration for services rendered to the Company. These options were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising.

On February 8, 2008, we issued 350,000 common share purchase warrants to Global Resource Fund, the lender under a promissory note we executed on the same date, in consideration for entering into the promissory note. These securities were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising.

On December 28, 2007, we completed a private sale of 9,165,226 units at a price of Cdn$1.10 per unit, providing the Company with gross proceeds of Cdn$10,081,749. Each unit consists of one common share of the Company and one-half of one common share purchase warrant. Each full warrant entitles the holder to purchase one common share of the Company at a price of Cdn$2.00 per share until December 28, 2012. In connection with the offering, the Company paid fees of Cdn$665,314 and issued 595,739 common share purchase warrants to the placement agents retained for the offering. Each agents’ warrant entitles the holder to purchase one common share at an exercise price of Cdn$1.20 for a period of 24 months. The offering was made to non-U.S. persons, as defined in Regulation S ("Regulation S") under the Securities Act of 1933, as amended (the "Securities Act"), and pursuant to the exemption from registration provided by Section 4(2). The Company received representations from the placement agents that all offers and sales were made in compliance with the requirements of Regulation S or the exemption from registration provided by Section 4(2).

On November 14, 2007, we issued 125,000 shares of our common stock to a director pursuant to the exercise of options for proceeds of $94. These securities were issued pursuant to Section 4(2) of the Securities Act of 1933. We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

On November 8, 2007, we granted options to purchase 1,850,000 shares of our common stock to certain directors, officers and employees in consideration for services rendered to the Company. These options were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising.

On October 1, 2007, we granted options to purchase 150,000 shares of our common stock to a consultant in consideration for services rendered to the Company. These options were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising.

On September 14, 2007, we issued 3,000,000 shares of our common stock to Investcol Limited as consideration for the exercise of our option to acquire an additional ten percent (10%) of the issued and outstanding stock of RNC (Colombia) Limited ("RNC"), resulting in our owning 100% of RNC. These shares were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On August 14, 2007, we completed a private equity offering of 8,483,000 units at Cdn$1.40 per unit to a total of 24 investors. Each unit consists of one share of common stock and one-half warrant ("the Warrant") to purchase one share of our common stock, exercisable for twelve months from the closing of the offering. The exercise price of the warrant is Cdn$1.85. The Warrant requires the holder, upon notice from the Company, to exercise in the event that during any fifteen consecutive trading days, the common stock of the Company closes at or above Cdn$2.25 on a recognized North American stock exchange. We completed this offering pursuant to Regulation S of the Securities Act. Each investor represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each investor represented his intention to acquire the securities for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each investor in accordance with Regulation S and the transfer agent affixed the appropriate legends. Each investor was given adequate access to sufficient information about us to make an informed investment decision. We issued 508,980 warrants to our agents in connection with this transaction, each Agent’s Warrant exercisable for one common stock at an exercise price of Cdn$1.40 for a period of 36 months.

On August 7, 2007 we issued 150,000 options to purchase our common stock to certain consultants in exchange for services rendered pursuant to Section 4(2).

On June 6, 2007, we issued 60,000 shares of our common stock to outside members of our board of directors in consideration for services rendered as a member of the board. These shares were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising. The stock certificates issued had the appropriate legends affixed to the restricted stock.

On May 3, 2007, we issued 50,000 shares of our common stock in exchange for the exercise of stock options previously issued to a consultant. We received gross proceeds of $37,500 upon the exercise of these warrants. These securities were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

On March 22, 2007, we issued a total of 650,000 shares of restricted common stock to two consultants for services rendered. These shares were issued pursuant to Section 4(2). We did not engage in any general solicitation of advertising. We issued the stock certificate and affixed the appropriate legends to the restricted stock.

On March 21, 2007, we completed a private equity offering of 9,020,000 shares of our common stock, par value $0.00001, at $1.00 per share. The gross proceeds we received from this offering were $ 9,020,000. In connection with this private equity offering, we paid a commission of $541,200 and issued warrants to purchase 541,200 shares of our common stock with each warrant exercisable for a period of thirty-six (36) months from the closing of the offering at an exercise price of $1.00 per share. We completed this offering pursuant to Regulation S. Each investor represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each investor represented his intention to acquire the securities for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each investor in accordance with Regulation S and the transfer agent affixed the appropriate legends. Each investor was given adequate access to sufficient information about us to make an informed investment decision.

On March 16, 2007, we granted to two members of our board of directors options to purchase a total of 200,000 shares of our common stock at the exercise price of $1.15 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These options were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising.

On March 14, 2007, we granted newly appointed directors options to purchase a total of 1,200,000 shares of our common stock at the exercise price of $1.18 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These options were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising.

On March 6, 2007, we granted to four consultants options to purchase a total of 240,000 shares of our common stock at the exercise price of $1.11 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These options were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising.

On December 14, 2006, we issued 4,000,000 shares of our common stock to Investcol Limited as the consideration for the exercise of our option to acquire an additional fifteen percent (15%) of the issued and outstanding stock of RNC, resulting in us owning 90% of RNC. These shares were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On November 27, 2006, we granted to two consultants, in connection with services to be rendered, options to purchase 450,000 shares of our common stock at the exercise price of $1.15 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These shares and options were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising.

We received proceeds of $1,735,500 in connection with the exercise of warrants previously issued in a private equity offering that was completed on October 14, 2005. On October 25, 2006, we issued a total of 3,471,000 shares of common stock in connection with the exercise of these warrants. These shares were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On September 25, 2006, we issued 1,150,000 shares of our common stock to Charles Major as part of the consideration paid to acquire certain properties located in the Caramanta Municipality in western Colombia. These shares were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On September 22, 2006, we granted to a consultant, in connection with services to be rendered, options to purchase 100,000 shares of our common stock at the exercise price of $1.20 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These shares and options were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising.

On August 22, 2006, we issued 4,200,000 shares of our common stock to Investcol Limited as part of the consideration upon exercise of our option to acquire and additional twenty-five percent (25%) of the issued and outstanding stock of RNC (Colombia) Limited, a Belize corporation ("RNC") and subsidiary of Investcol Limited. These shares were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On July 31, 2006, we granted to a member of the board of directors options to purchase 200,000 shares of our common stock at the exercise price of $1.35 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. Also on this date, we granted to two consultants each options to purchase 200,000 shares of our common stock at the exercise price of $1.35 per share in connection with services to be rendered These options also vest completely over two years and are exercisable for a period of ten years from the date of issuance. These options were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising.

On April 28, 2006, we issued 2,000,000 shares of our common stock to Investcol Limited as part of the consideration upon exercise of our option to acquire an additional twenty-five percent (25%) of the issued and outstanding stock of RNC and wholly owed subsidiary of Investcol Limited. These shares were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On April 26, 2006, we completed a private equity offering of 6,500,666 units at $1.50 per unit to a total of 26 investors. Each unit consists of one (1) share of common stock, par value $0.00001, and one (1) Warrant (the " Warrant") to purchase one (1) share of common stock, exercisable for twenty-four (24) months from the closing of the offering. As a result, we issued a total of 6,500,666 shares of common stock and warrants to purchase 6,500,666 shares of our common stock in connection with this private equity offering. The exercise price for the Warrant is priced at $2.50. The gross proceeds we received from sale of units in this exempt offering were $9,751,000. In connection with this private equity offering, we paid as a commission $585,060 and issued warrants to purchase 390,040 shares of our common stock with each warrant exercisable for a period of thirty-six (36) months from the closing of the offering at the exercise price of $2.00 per share. We completed this offering pursuant to Regulation S. Each investor represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each investor represented his intention to acquire the securities for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each investor in accordance with Regulation S and the transfer agent affixed the appropriate legends. Each investor was given adequate access to sufficient information about us to make an informed investment decision.

On April 10, 2006, we issued 1,000,000 shares of our common stock to Investcol Limited as part of the consideration paid for transferring us certain mining contracts and options to acquire the exclusive rights to engage in mining activities. These shares were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On March 24, 2006, we granted to a consultant, in connection with services to be rendered, options to purchase 100,000 shares of our common stock at the exercise price of $1.90 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These shares and options were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising.

On March 17, 2006, we granted to a member of the board of directors options to purchase 500,000 shares of our common stock at the exercise price of $1.65 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These options were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising.

On February 14, 2006, we issued 1,000,000 shares of our common stock to Investcol Limited a part of the consideration for our acquisition of twenty-five percent (25%) of the issued and outstanding stock of RNC (Colombia) Limited, a Belize corporation ("RNC") and wholly owed subsidiary of Investcol Limited. These shares were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

On January 10, 2006, we completed a private equity offering of 3,126,083 shares of common stock at $0.60 per share to a total of twenty (20) investors. The total amount we received from this offering was $1,875,650. We completed the offering pursuant to Regulation S. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser in accordance with Regulation S and the transfer agent affixed the appropriate legends. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

On January 6, 2006, we granted to our officers and directors options to purchase a total of 1,750,000 shares of our common stock at the exercise price of $0.75 per share with the options vesting completely over two years and exercisable for a period of ten years from the date of issuance. These options were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising.

On October 14, 2005, we completed an offering of 4,221,000 Units at $0.25 per Unit to a total of twenty-three (23) investors. Each Unit consisted of one (1) share of common stock, par value $0.00001, and one (1) Warrant (the "Warrant") to purchase one (1) share of common stock, exercisable for twelve (12) months from the closing of the offering. The exercise price for the Warrant is priced at $0.50. The total amount we received from the sale of Units in this exempt offering was $1,055,250. In connection with this private equity offering, we issued 368,100 shares of common stock as a commission. We completed the offering pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser and the transfer agent affixed the appropriate legends. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

On September 22, 2005, we issued 1,000,000 shares of our common stock to Investcol Limited as part of the consideration paid for assigning us certain mining and mineral rights. These shares were issued pursuant to Section 4(2). We did not engage in any general solicitation or advertising. The stock certificate was issued with the appropriate legends affixed to the restricted stock.

Item 16. Exhibits.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

The financial statement schedules are included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, incorporated by reference into the prospectus contained in this registration statement. See "Item 7. Financial Statements" included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007.

Item 17. Undertakings.

a.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

b.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, province of Ontario.

COLOMBIA GOLDFIELDS LTD.

By: /s/ J. Randall Martin
Name: J. Randall Martin
Title: Chief Executive Officer and Vice Chairman of the Board of Directors

Dated: June 23, 2008

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints, jointly and severally, J. Randall Martin, Thomas W. Lough and James Kopperson, his true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-1, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Randall Martin	Chief Executive Officer and	June 23, 2008
J. Randall Martin	Vice Chairman of the Board of Directors
(Principal Executive Officer)

/s/ Thomas W. Lough	President	June 23, 2008
Thomas W. Lough

/s/ James Kopperson	Chief Financial Officer	June 23, 2008
James Kopperson	(Principal Financial and Accounting Officer)

/s/ Thomas Ernest McGrail	Director	June 23, 2008
Thomas Ernest McGrail

/s/ James Verraster	Director	June 23, 2008
James Verraster

/s/ Jonathan Berg	Director	June 23, 2008
Jonathan Berg

/s/ Terry Lyons	Director	June 23, 2008
Terry Lyons

/s/ Edward Flood	Director	June 23, 2008
Edward Flood

/s/ David Bikerman	Director	June 23, 2008
David Bikerman

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Colombia Goldfields Ltd. (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form SB-2 filed on July 28, 2006).
3.2	Bylaws of Colombia Goldfields Ltd. (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form SB-2/A filed on October 27, 2006).
3.3	Amendment to Bylaws (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2007, filed on November 13, 2007).
4.1	Form of certificate representing Colombia Goldfields Ltd. common stock (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-3 filed on January 8, 2008).
4.2*	Special Warrant Indenture, dated June 18, 2008, between the Registrant and Equity Transfer & Trust Company.
4.3*	Form of Warrant.
4.4*	Form of Special Broker Warrant.
4.5*	Form of Broker Warrant.
4.6*	Schedule "F" (Registration Rights Agreement) to Subscription Agreement dated June 18, 2008 between Colombia Goldfields Ltd. and each of the selling securityholders.
5.1*	Opinion of Shearman & Sterling LLP.
10.1	Consulting Agreement with Stewart Redwood (incorporated by reference to Exhibit 10.1 to our Annual Report on Form 10-KSB filed on March 30, 2007)
10.2	Assignment Agreement with Investcol Limited (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on September 28, 2005)
10.3	Agreement with Investcol Limited (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on September 28, 2005)
10.4	Employment Contract with J. Randall Martin (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on October 5, 2007)
10.5	Employment Contract with James Kopperson (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on October 5, 2007)
10.6	Master Agreement for Acquisition of properties in Caramanta (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on September 28, 2006)
10.7	First Amendment to Stock Purchase Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on August 25, 2006)
10.8	Second Amendment to Stock Purchase Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on December 15, 2006)
10.9	Third Amendment to RNC Stock Purchase Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on August 24, 2007)
10.10	Agreement dated April 29, 2008 between Compania Minera de Caldas S.A. and Mineros S.A. (incorporated herein by reference to Exhibit 99.1 to our Current Report on Form 8-K filed on May 5, 2008).
10.11	Agreement dated May 13, 2008 between Compania Minera de Caldas S.A. and Mineros S.A. (incorporated herein by reference to Exhibit 99.1 to our Current Report on Form 8-K filed on May 16, 2008).
21.1	List of the Company’s Subsidiaries (incorporated herein by reference to Exhibit 21.1 to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 filed on March 20, 2008).
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Shearman & Sterling LLP (included in Exhibit 5.1 above).
23.3*	Consent of Micon International Limited.
24.1*	Power of Attorney (included on the signature page of this registration statement).

______
* Filed herewith.